EXHIBIT 4.4

                      CALIFORNIA MICRO DEVICES CORPORATION

                      NON-QUALIFIED STOCK OPTION AGREEMENT


         THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the "Agreement") is effective as of September 17, 2001, by and between CALIFORNIA MICRO DEVICES CORPORATION, a California corporation (the "Corporation"), and DAVID E. WITKOWSKI ("Optionee"), on the terms and conditions set forth below to which Optionee accepts and agrees:

1. The Corporation hereby grants to Optionee the "Stock Option" described below:

                  Number of Shares Subject to Stock Option: 100,000

                  Date of Grant:                            September 17, 2001*

                  * The Compensation Committee of the Board of Directors acted to grant this Stock Option on September 13, 2001, but provided that the date of grant would be the next trading day, which was September 17, 2001.

                  Vesting Commencement Date:                September 12, 2001

                  Initial Exercise Date:                    September 12, 2002

                  Exercise Price Per Share:                 $4.30

                  Expiration Date:                          September 17, 2011

         The Stock Option is not granted under the Corporation's 1995 Employee Stock Option Plan, as amended (the "Plan"); however, unless otherwise defined in this Agreement, the definitions contained in Section 2 of the Plan are hereby incorporated by reference. Since the Stock Option is not covered by the S-8 Registration Statement governing the Plan, the Corporation agrees to prepare and file with the Securities and Exchange Commission at its expense prior to February 28, 2002, an S-8 Registration Statement covering the Stock Option and the shares of Common Stock (as defined in the Plan) issuable upon its exercise.

         2. The Stock Option is granted to purchase the number of shares of authorized but unissued Common Stock of the Corporation specified in Section 1 hereof (the "Shares"). The Stock Option shall expire, and all rights to exercise it shall terminate on the Expiration Date, unless sooner terminated under the terms of this Agreement. This Stock Option is intended by the Corporation and Optionee to be a non-qualified stock option.

         3. Optionee shall have the right to exercise the Stock Option in accordance with the following schedule:

             (a) The Stock Option may not be exercised in whole or in part at any time prior to the Initial Exercise Date.

             (b) Optionee may exercise the Stock Option as to one fourth of the shares at the Initial Exercise Date.

             (c) Optionee may exercise the Stock Option as to an additional 1/16th of the Shares at the end of each three (3) month period following the Initial Exercise Date.

             (d) The right to exercise the Stock Option shall be cumulative. Optionee may buy all, or from time to time any part, of the maximum number of shares which are exercisable under the Stock Option, but in no case may Optionee exercise the Stock Option with regard to a fraction of a share, or for any share for which the Stock Option is not exercisable.

         4. Optionee agrees to comply with all laws, rules, and regulations applicable to the grant and exercise of the Stock Option and the sale or other disposition of the Common Stock of the Corporation received pursuant to the exercise of such Stock Option, including compliance with the Corporation's insider trading policies.

         5. The Stock Option shall not become exercisable unless and until the Corporation has determined that: (a) it and Optionee have taken all actions required to register such shares under the Securities Act of 1933, as amended, or to perfect an exemption from the registration requirements thereof; (b) any applicable listing requirement of any stock exchange or securities market on which such shares are listed has been satisfied; and (c) all other applicable provisions of state and federal law have been satisfied.

         6. The vesting schedule shall not impose upon the Corporation any obligation to retain Optionee in its employ or under contract for any period, or otherwise change the employment-at-will status of Optionee.

         7. This option grant shall lapse on the earliest of the following events:

             (a) The tenth anniversary of the date of granting the Stock Option;

             (b) The first anniversary of Optionee's death;

             (c) The first anniversary of the date Optionee ceases to be an Employee (as defined in the Plan) due to total and permanent disability, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended ("IRS Code");

             (d) On the date provided in Sections 10, 11 and 12 of this Agreement;

             (e) The date Optionee files or has filed against him a petition in bankruptcy; or

             (f) The Expiration Date specified in this Agreement.

         8. The Purchase Price (the Exercise Price times the number of Shares for which the Stock Option is being exercised) shall be payable in full in cash upon the exercise of an "Option" (option to purchase Common Stock granted pursuant to this Agreement) except that Optionee may also pay the Purchase
Price:

             (a) by surrendering shares of the Corporation's registered common stock in good form for transfer, owned by Optionee and having a Fair Market Value (as defined in the Plan) on the date of exercise equal to the Purchase Price. Optionee shall not surrender shares in payment of the Exercise Price if such action would cause the Corporation to recognize additional compensation expense with respect to the Stock Option for financial reporting purposes as compared to if Optionee had paid cash to exercise the Option;

             (b) by delivery of both:

                 (i) a full recourse promissory note ("Note") made by Optionee in the amount of the Purchase Price, bearing interest, compounded semiannually, at a rate not less than (A) the rate determined under Section 7872 of the IRS Code to insure that no "foregone interest", as defined in such section, will accrue, and (B) the rate determined to be the market rate such that the Corporation does not recognize compensation expense for financial accounting purposes due to use of the Note; and

                 (ii) a duly executed standard form security agreement securing the Note by a pledge of the Shares purchased; or

             (c) in any combination of such consideration or such other consideration and method of payment for the issuance of Shares as long as the sum of the cash so paid, the Fair Market Value of the Shares so surrendered, and the amount of any Note equals the Purchase Price.

         Payment may be made all or in part by delivery (on a form prescribed by the Committee (as defined in the Plan)) of an irrevocable direction to a securities broker to sell the shares resulting from the exercise and to deliver all or part of the sale proceeds to the Corporation in payment of part or all of the aggregate exercise price.

         9. During the lifetime of Optionee, the rights granted by this Agreement shall be exercisable only by Optionee or Optionee's conservator or legal representative and shall not be assignable or transferable except pursuant to a qualified domestic relations order as defined by the IRS Code. In the event of Optionee's death, the Stock Option shall not be transferable by Optionee other than by will or the laws of descent and distribution.

         10. If Optionee ceases to be an Employee for any reason other than his death or disability, Optionee shall have the right, subject to the provisions of this section, to exercise the Stock Option held by Optionee at any time within ninety (90) days after his or her termination of employment, but not beyond the otherwise applicable term of the Option and only to the extent that on such date of termination of employment Optionee's right to exercise such Option had vested. For purposes of this section, the employment relationship shall be treated as continuing intact while Optionee is an active employee of the Corporation, or is on military leave, sick leave, or other bona fide leave of absence to be determined in the sole discretion of the Committee.

         11. If  Optionee  dies  while an  Employee,  or after  ceasing to be an
Employee  but during the period  while he could have  exercised  an Option under
Section 10, the Stock Option granted to Optionee may be exercised, to the extent it had vested at the time of death, at any time within twelve (12) months after Optionee's death, by the executors or administrators of his estate or by any person or persons who acquire the Stock Option by will or the laws of descent and distribution, but not beyond the otherwise applicable term of the Stock Option.

         12. If Optionee ceases to be an Employee due to becoming totally and permanently disabled within the meaning of Section 22(e)(3) of the IRS Code, the Stock Option granted to Optionee may be exercised to the extent it had vested at the time of cessation and at any time within twelve (12) months after Optionee's termination of employment, but not beyond the otherwise applicable term of the Stock Option.

         13. Optionee, or a transferee of Optionee, shall have no rights as a shareholder of the Corporation with respect to any Shares for which the Stock Option is exercisable until the date of the issuance of a stock certificate for such Shares. No adjustment shall be made for dividends, ordinary or extraordinary or whether in currency, securities, or other property, distributions, or other rights for which the record date is prior to the date such stock certificate is issued.

         14. Except as expressly provided in this section, Optionee shall have no rights by reason of any payment of any stock dividend, stock split or reverse stock split or any other increase or decrease in the number of shares of stock of any class, or by reason of any reorganization, consolidation, dissolution, liquidation, merger, exchange, split-up or reverse split-up, or spin-off of assets or stock of another corporation. Any issuance by the Corporation of shares, options or securities convertible into shares or options shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of the Shares for which this Stock Option is exercisable. In the event of a stock split, reverse stock split, stock dividend, or other like event, or in the event of a merger involving the Corporation in which the Corporation is not the surviving entity or other reclassification or reorganization, the number of shares, class of stock, and Exercise Price of the Stock Option shall be adjusted so that Optionee would receive upon exercise of the Stock Option the same number of shares of the same class of stock for the same aggregate Exercise Price as though Optionee had exercised the Stock Option immediately prior to such event and held the shares so acquired when the event occurred. If any of the other events described in the first sentence of this
Section 14 should occur, the Committee shall have the right, but not the obligation, to revise the terms of this Stock Option in a manner the Committee, in its sole discretion, deems fair and reasonable given the transaction involved; provided, that, if necessary or appropriate in connection with such event, the Committee may declare that the Stock Option shall terminate as of a date fixed by the Committee and give Optionee the right to exercise the Stock Option in whole or in part, including exercise as to Shares to which the Option would not otherwise be exercisable.

         15. The grant of this Stock Option shall not affect or restrict in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

         16. The Committee may grant Optionee the right to exercise the Stock Option prior to the complete vesting of such Stock Option. Without limiting the generality of the foregoing, the Committee may provide that if the Stock Option is exercised prior to having completely vested, the Shares issued upon such exercise shall remain subject to vesting at the same rate as under the

Stock Option so exercised and shall be subject to a right, but not an obligation, of repurchase by the Corporation with respect to all unvested Shares if Optionee ceases to be an Employee for any reason. For the purposes of facilitating the enforcement of any such right of repurchase, at the request of the Committee, Optionee shall enter into joint escrow instructions with the Corporation and deliver every certificate for his unvested Shares with a stock power executed in blank by Optionee and by Optionee's spouse, if required for transfer.

         17. In the event the Corporation or an Affiliate (as defined in the Plan) determines that it is required to withhold federal, state, or local taxes in connection with the exercise of an Option or the disposition of Shares issued pursuant to the exercise of an Option, Optionee or any person succeeding to the rights of Optionee, as a condition to such exercise or disposition, may be required to make arrangements satisfactory to the Corporation or the Affiliate to enable it to satisfy such withholding requirements.

         18. In granting options hereunder, neither the Corporation nor any Affiliate makes any representations or undertakings with respect to the initial qualification or treatment of Options under federal or state tax or securities laws. The Corporation and each Affiliate expressly disavows the creation of any rights in Optionee, or beneficiaries of any obligations on the part of the Corporation, any Affiliate or the Committee, except as expressly provided herein.

         19. This Agreement is governed by California law. It constitutes the entire agreement and understanding of the Corporation and Optionee concerning its subject matter, superseding all prior agreements and understandings concerning its subject matter, whether oral or written, including, without limitation, any offer letter between the Corporation and Optionee. This Agreement may only be amended by a writing executed by the CEO of the Corporation and by Optionee.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Corporation by its duly authorized officer, effective as of the date first written above.

                         CALIFORNIA MICRO DEVICES
                         CORPORATION


                         By    /s/ Robert V. Dickinson
                            --------------------------------------------------
                               Robert V. Dickinson, President and CEO


                         OPTIONEE

                               /s/ David E. Witkowski
                         -----------------------------------------------------
                                             David E. Witkowski

                         Address: ____________________________________________

                         _____________________________________________________

                         _____________________________________________________